Spartan®Connecticut Municipal Money Market Fund

Telephone Voting Script

Introduction

Hello, Mr./Ms. (Shareholder). My name is _______________________________.

Have you received the proxy materials? The package was mailed to you in late January. (Describe the mailings to the shareholder if he/she does not recall it ==> 6"x9" WHITE envelope P.O. Box 9131 Hingham, MA 02043-0131 return address.)

If NO: Confirm shareholder's address for the purpose of sending proxy materials.

Q: Could I please confirm your address for the purpose of sending proxy materials to you?

(If address is incorrect, please write down correct address at end of script under "Comments" and forward to Fidelity.)

Tell the shareholder that a new package will be mailed to him/her. Ask the shareholder to review the material upon receipt and vote his/her shares by signing, dating and mailing the proxy card in the return envelope provided, before the shareholder meeting.

Then, inform the shareholder that if he/she wishes to vote by touch tone phone, toll-free, or through the Internet, he/she may do so using the information located on the proxy card. Thank the shareholder for his/ her time. (End phone call.)

I will have a new proxy package mailed to you. Please review the material when you receive it and vote your shares by signing, dating and mailing the proxy card in the return envelope provided, to ensure that your vote is counted at the shareholder meeting scheduled for March 13, 2002. If you would like to vote by touch tone phone, toll-free, or through the Internet, follow the instructions on your proxy card. Or, you may fax your signed proxy card to 1-888 - 451-VOTE (8683). Thank you for your time this evening. (End call.)

If YES: Q: Have you reviewed the material?

If NO: Please review the material at your earliest convenience and vote your shares by signing, dating and mailing the proxy card in the return envelope provided, to ensure that your vote is counted at the shareholder meeting scheduled on March 13, 2002. If you would like to vote by touch tone phone, toll-free, or through the Internet, follow the instructions on your proxy card. If you would like to vote by fax, you may fax your signed proxy card to 1-888-451-8683.

If YES: Do you have any questions?

If YES: Only answer questions using the proxy material. (See attached list of approved Q&A). (DO NOT GUESS). If the shareholder has questions that are account-specific and outside the scope of the proxy statement, ask if they would like to be transferred to a Fidelity representative.

If YES: Conference in Fidelity at 1-800-544-3198, introduce the customer, and transfer the call. (End call.)

I'd be glad to transfer you to a Fidelity representative right now to help answer your questions. Please hold while I call Fidelity. (Once Fidelity rep answers and customer is still on hold ==> This is ______from DF King. We are assisting Fidelity in calling Spartan® Connecticut Municipal Money Market Fund shareholders to encourage them to vote the proxy that was recently mailed to them. I have a shareholder on hold and they have further questions I am unable to answer. Could you please speak to him/her? (Then conference call in customer and introduce customer to Fidelity rep ==> Hello, Mr./Ms. ______, I have ________ from Fidelity on the line and he/she'll be happy to help answer your questions. Thank you. (Transfer customer and end call.)

If NO: Politely refer them to Fidelity at 1-800-544-3198. Thank the shareholder for his/ her time. (End phone call.)

If shareholder sounds hostile:

Thank the shareholder for his/ her time. (End phone call.)

Okay, I will give you Fidelity's phone number in case you'd like to call them at another time. The phone number is 1-800-544-3198.

Thank you for your time this evening. (End call.)

If not hostile: After answering all questions, offer the shareholder the opportunity to vote by telephone. Let the shareholder know that you will be recording the next part of the call, to ensure accuracy in his/her vote. Confirm the shareholder's identity by having him/her repeat his/her full name, address and the last 4 digits of his/her social security number. Record the shareholder's vote on the proposal.

If the shareholder asks how the Board of Trustees voted, inform him/her that the Board of Trustees unanimously approved the merger proposal and recommends a vote in favor of the proposal.

Inform the shareholder that a confirmation letter will be sent to him/her, with a phone number to call if an error was made in recording his/her vote, or if he/she wishes to change his/her vote for any reason. Thank the shareholder for his/her time, and end the phone call.

To facilitate your voting of the proxy, you can vote by telephone. If you would like to vote by telephone, the next part of our call will be recorded. This is to ensure accuracy of your vote. Also, we will be sending you a confirmation letter for your records with a phone number to call in case any error was made in recording your vote, or if you wish to change your vote for any reason.

Would you like to vote by telephone?

If NO: Politely refer him/her to Fidelity at 1-800-544-3198. (End call)

START HERE FOR INBOUND or RETURN CALLS:

If YES: Confirm the shareholder's identity by having him/her repeat their full name, address and the last 4 digits of his/her social security number. Record the shareholder's vote on the proposal.

Could I please have the last four digits of your social security number? (If it doesn't match, ask for the last four digits of the social security number on the account.)

(If customer does not feel comfortable giving any part of his/her social security number, empathize and say that we require identification through this method to take a vote over the phone. If the customer is still uncomfortable, explain that while you cannot take the vote over the phone, you can mail him/her proxy materials and they can vote by mail, touch tone phone, toll-free, or through the Internet.)

I understand that you may feel uncomfortable giving part of your social security number over the phone. It is part of our required procedures, however, to ensure proper identification before we take any votes over the phone. Is this OK with you? (If customer agrees, proceed with vote. If customer doesn't agree, offer to send proxy materials.)

Agrees to Give Last Four Digits of SSN:

Now I will read you the proposal and ask you whether you vote "For", "Against", or "Abstain".

Spartan®Connecticut Municipal Money Market Fund

The proposal is:

To approve an Agreement and Plan of Reorganization (the Agreement) between Fidelity Court Street Trust II: Spartan®Connecticut Municipal Money Market Fund (Spartan Connecticut) and Fidelity® Connecticut Municipal Money Market Fund (Fidelity Connecticut). The Agreement provides for the acquisition of all of the assets of Spartan Connecticut and the assumption of all the liabilities of Spartan Connecticut by Fidelity Connecticut in exchange solely for shares of Fidelity Connecticut. Thereupon, Fidelity Connecticut's shares will be distributed to shareholders of Spartan Connecticut in liquidation of Spartan Connecticut.

Do you vote "For", "Against" or "Abstain?"

Thank you. As I mentioned, I'll be sure to send a confirmation of your vote to you by mail. Thanks for your time this evening. (End call.)

Does Not Agree to Give Last Four Digits of SSN: Unfortunately, I will not be able to take your vote over the phone. What I can do is have a new proxy package mailed to you. Please review the material when you receive it and vote your shares by signing, dating and mailing the proxy card in the return envelope provided, to ensure that your vote is counted at the shareholder meeting scheduled for March 13, 2002. If you would like to vote by touch tone phone, toll-free, or through the Internet, follow the instructions on your proxy card. If you would like to vote by fax, you may fax your signed proxy card to 1-888-451-VOTE (8683). Thank you for your time this evening. (End call.)

Spartan®Connecticut Municipal Money Market Fund

Log Sheet

Date__________________

DF King Rep_________________

Address Correction

Social Security No. (record from database; do not ask shareholder)________________

Shareholder Name_______________________________________________________

Street Address _________________________________________________________

City_________________________ State_____________ Zip Code_________________

Materials to Be Sent

Proxy Card Only ________

Full Proxy Kit __________

Comments

Notable Shareholder Response____________________________________________

_____________________________________________________________________

_____________________________________________________________________

Other Comments________________________________________________________

______________________________________________________________________

______________________________________________________________________

Was Shareholder Transferred to Fidelity Representative? Yes_______ No________

Spartan®Connecticut Municipal Money Market Fund

Script for Leaving a Message on an Answering Machine

Hello, Mr./Ms. (Shareholder). My name is ___________. I am calling on behalf of Fidelity Investments regarding the Spartan®Connecticut Municipal Money Market Fund proxy mailing they sent you recently. I'm assisting Fidelity in connection with the proxy vote to approve an important proposal that affects this fund. I've been asked to let you know that your proxy vote is urgently needed.

To vote, please sign, date and mail the proxy card in the return envelope provided to you. For touch tone or Internet voting, please see your proxy card. For independent, representative assisted voting, please call 1- 800-848-3155. Thank you very much.

If you have any questions please call Fidelity at 1-800-544-3198.

Q&A

What proposal am I being asked to vote on?

Shareholders of the fund are being asked to vote on the following proposal:

To approve an Agreement and Plan of Reorganization (the Agreement) between Fidelity Court Street Trust II: Spartan® Connecticut Municipal Money Market Fund (Spartan Connecticut) and Fidelity® Connecticut Municipal Money Market Fund (Fidelity Connecticut). The Agreement provides for the acquisition of all of the assets of Spartan Connecticut and the assumption of all the liabilities of Spartan Connecticut by Fidelity Connecticut in exchange solely for shares of Fidelity Connecticut. Thereupon, Fidelity Connecticut's shares will be distributed to shareholders of Spartan Connecticut in liquidation of Spartan Connecticut.

What is the reason for and advantages of this merger?

The proposed merger would provide Spartan Connecticut shareholders with an opportunity to participate in a larger fund with substantially the same investment objective and policies. Spartan Connecticut shareholders would also benefit from the elimination of certain transaction fees and lower investment minimums. In addition, FMR has agreed to limit the combined fund's expense ratio to 0.48% of its average net assets (excluding interest, taxes, brokerage commissions, and extraordinary expenses) through December 31, 2003.

What are the differences in each fund's expense structure?

Spartan Connecticut and Fidelity Connecticut differ with respect to the contractual structure of fund expenses. Spartan Connecticut pays FMR an "all-inclusive" management fee which means FMR not only provides the fund with investment advisory and research services, but also pays for many of the fund's expenses. The all-inclusive fee is 0.50% of average net assets per annum.

Fidelity Connecticut, on the other hand, pays its management fee and other expenses separately. For the 12 months ended May 31, 2001, the fund's management fee was 0.38% and its operating expenses were 0.14% for a total expense ratio of 0.52%.

If shareholders approve the merger, the combined fund will retain Fidelity Connecticut's expense structure, requiring payment of a management fee and other operating expenses. FMR has agreed to limit the combined fund's expense ratio to 0.48% of its average net assets (excluding interest, taxes, brokerage commissions, and extraordinary expenses) through December 31, 2003.

Have the funds had comparable performance?

Yes, the funds have had comparable performance, as shown in the table below. Please keep in mind that past performance is not a guarantee of future results.

Annual Total Returns (Periods ended December 31)
	2001	2000	1999	1998	1997	1996
Spartan Connecticut	2.04%A	3.55%	2.74%	3.01%	3.14%	3.04%
Fidelity Connecticut	2.01% A	3.51%	2.68%	2.90%	3.06%	2.94%

A Returns are from January 1, 2001 through October 31, 2001.

Do the funds being merged have similar investment objectives?

Yes. Each fund seeks as high a level of current income, exempt from federal income tax and, to the extent possible, exempt from Connecticut personal income tax, as is consistent with preservation of capital. Spartan Connecticut differs in that it also seeks to achieve this objective consistent with preserving liquidity. If shareholders approve the merger, the combined fund will retain Fidelity Connecticut's investment objective.

Is the merger considered a taxable event for federal income tax purposes?

Typically, the exchange of shares in a fund merger transaction does not result in a gain or loss for federal or state income tax purposes.

How will you determine the number of shares of Fidelity Connecticut Municipal Money that I will receive?
As of the Closing Date, Spartan Connecticut will distribute to its shareholders of record the shares of Fidelity Connecticut it received, so that each Spartan Connecticut shareholder will receive the number of full and fractional shares of Fidelity Connecticut equal in value to the aggregate net asset value of shares of Spartan Connecticut held by such shareholder on the Closing Date. The anticipated closing date for the merger is March 25, 2002.

What if there are not enough votes to reach quorum by the scheduled shareholder meeting date?

To facilitate receiving sufficient votes to reach quorum prior to the Shareholder Meeting (March 13, 2002), we may need to take further action. D.F. King & Co., Inc., an independent proxy solicitation firm, or we may contact you by mail or telephone. Therefore, we encourage shareholders to vote as soon as they review the proxy materials previously sent to avoid additional mailings or telephone calls.

If there are not sufficient votes to approve the proposal by the time of the Shareholder Meeting, the meeting may be adjourned to permit further solicitation of proxy votes.

Has the fund's Board of Trustees approved the proposal?

Yes. The Board of Trustees has unanimously approved the merger proposal and recommends that you vote to approve the merger.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you own of Spartan Connecticut on the record date. The record date was January 21, 2002.

How do I vote my shares?

You can vote your shares by completing and signing the proxy card, and mailing it in the postage paid envelope. You may also vote by touch-tone telephone or through the Internet. Simply call the toll-free number or visit the web site indicated on your proxy card(s), enter the control number found on your card(s), and follow the recorded or online instructions. If you need any assistance, or have any questions regarding the proposal or how to vote your shares, please call Fidelity at 800-544-3198.

How do I sign the proxy card?

Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."